Exhibit 99.1

COVENANT TRANSPORTATION GROUP ANNOUNCES UNFAVORABLE COURT DECISION
AND IMPACT ON PREVIOUSLY REPORTED FIRST QUARTER EARNINGS

CHATTANOOGA, TENNESSEE – May 10, 2017 - Covenant Transportation Group, Inc.  (NASDAQ/GS: CVTI) announced today that the U.S. District Court for the Southern District of Ohio issued a pre-trial decision against one of its subsidiaries relating to a cargo claim incurred in 2008. The court had previously ruled in favor of the plaintiff in 2014, and the prior decision was reversed in part by the Sixth Circuit court of appeals and remanded for further proceedings in 2015.  The Company is reviewing its options regarding further appeals.

Pending the outcome of further proceedings, the Company has increased the reserve in respect of this case by $0.9 million.   Under applicable accounting rules, the increase will be recorded for the quarter ended March 31, 2017, because the ruling occurred prior to the filing of the Company's Form 10-Q for the period.

On April 20, 2017, the Company had previously announced net income for the quarter ended March 31, 2017, of $0.5 million, or $0.03 per diluted share.  The increased reserve will result in a net loss of approximately $39 thousand, or $0.00 per diluted share for the quarter, which will be reflected in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the Securities and Exchange Commission today.  The ultimate amount of the claim will depend on various interest rate, time period, legal cost, and other factors, as well as the success of any appeal.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  In addition, Transport Enterprise Leasing, of Chattanooga, Tennessee is an integral affiliated company providing revenue equipment sales and leasing services to the trucking industry. The Company's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” “outlook,” and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, the statements relating to the expected range of damages and related costs and possible appellate action are forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: estimates and adjusting entries made during the audit process; the success of any appeal and the calculation of damages, if any; differences between estimates used in establishing and adjusting accruals and reserves and actual results; changes in estimates for the cost of any appeal and other proceedings; the actual time period and interest rates that may apply to a final award or settlement, if any; and the completion of all audit procedures and preparation of financial statements in accordance with generally accepted accounting principles. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact: Richard B. Cribbs, Executive Vice President and Chief Financial Officer	(423) 463-3331
Richard.Cribbs@ctgcompanies.com

For copies of Company information contact:

Kim Perry, Administrative Assistant	(423) 463-3357
Kimberly.Perry@ctgcompanies.com

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